SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                    FORM 15


Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.


                        Commission File Number 33-58478


           BROADWAY STORES, INC. 401(K) SAVINGS AND INVESTMENT PLAN
            (Exact name of registrant as specified in its charter)


                          7 West Seventh Street
                         Cincinnati, Ohio  45202
                             (513) 579-7000
	(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                            PLAN INTERESTS
         (Title of each class of securities covered by this Form)


                                NONE
       (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


	Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)     [ ]             Rule 12h-3(b)(1)(i)     [X]

    Rule 12g-4(a)(1)(ii)    [ ]             Rule 12h-3(b)(1)(ii)    [ ]

    Rule 12g-4(a)(2)(i)     [ ]             Rule 12h-3(b)(2)(i)     [ ]

    Rule 12g-4(a)(2)(ii)    [ ]             Rule 12h-3(b)(2)(ii)    [ ]


                                            Rule 15d-6              [ ]


   Number of holders of record as of the certification or notice date: Zero




                                  SIGNATURE

	Pursuant to the requirements of the Securities Exchange Act of 1934, the Broadway Stores, Inc. 401(k) Savings and Investment Plan has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  June 30, 1997                    BROADWAY STORES, INC. 401(K) SAVINGS
                                        AND INVESTMENT PLAN



                                        By:     /s/ John R. Sims
                                                John R. Sims,
                                                Chairman of the Pension and
                                                Profit Sharing Committee